Exhibit 5

J. M. Walker & Associates

Attorneys at Law

7841 South Garfield Way

Centennial, CO 80122

jmwalker85@earthlink.net

Telephone: 303-850-7637                         Facsimile: 303-482-2731

October 25, 2011

American Business Services, Inc.

Re: Opinion of Counsel - Registration Statement on Form S-1

Gentleman:

I have acted as counsel to American Business Services, Inc. in connection with the preparation and filing of a registration statement on Form S-1.  The registration statement covers the registration under the Securities Act of 1933 of 4,000,000 common shares to be sold by American Business Services, Inc. and 480,000 common shares being registered on behalf of selling shareholders.   I have examined the registration statement, American Business Services, Inc.’s articles of incorporation and bylaws, as amended, and minutes of meetings of its board of directors.

Based upon the foregoing, and assuming that the common shares will be issued and that American Business Services, Inc. will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which common shares may be sold, I am of the opinion that the 4,000,000 common shares will, when sold, be validly issued, fully paid and nonassessable.

Additionally, based upon the foregoing, and assuming that the registrant will fully comply with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states or foreign jurisdictions in which 480,000 common shares have been sold, I am of the opinion that the 480,000 common shares have been validly issued, fully paid and nonassessable.

This opinion opines upon Colorado law, including the Colorado Constitution, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws.

This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on my knowledge of the law and facts as of the date of the registration statement’s effectiveness.

This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

                           CONSENT

I consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus that is made a part of the registration statement.

Very truly yours,

J. M. Walker & Associates

Attorneys At Law

By:

/s/ Jody M. Walker

Jody M. Walker